Exhibit 10.1

175 Portland Street, 4th Floor

Boston, MA 02114

Confidential

May 22, 2018

Brian McVeigh

4004 Ashbrook Drive

Royersford, PA 19468

Re:	Employment Offer

Dear Brian:

On behalf of Zafgen, Inc., a Delaware corporation (the “Company”), I am pleased to offer employment to you. The purpose of this letter is to outline the initial terms for your employment.

Position: Your position with the Company will be Chief Business Officer, reporting to Zafgen’s CEO, Jeff Hatfield. This is a full-time role and it is understood and agreed that you will not engage in any other employment, consulting or other business activities (whether full-time or part-time) after the Start Date without prior written consent from the CEO. Notwithstanding the foregoing, you may serve on up to two (2) board of directors, with the prior consent of the CEO, and as an advisor to IP Group, Inc., and you may also engage in religious, charitable or other community activities as long as such services and activities are disclosed to the CEO and do not interfere with the performance of your duties to the Company.

Work Location; Travel and Reimbursement: You will be primarily based from your current residence in Pennsylvania but you will be expected to travel to the Company’s headquarters, currently at 175 Portland Street, Boston, Massachusetts, on a regular basis as determined by the CEO after consultation with you. You understand and agree that you will be required to travel to accomplish your job duties. The Company will pay directly or reimburse you for your travel to and from Pennsylvania and Boston including train, flights, hotel and reasonable meals and will comply with reporting obligations to the extent required by taxing authorities.

Start Date: Your first day of employment will be May 29, 2018 unless another date is agreed to by you and the Company. The actual first day of your employment shall be referred to in this document as the “Start Date.”

Salary: Effective on the Start Date, the Company will pay you a base salary at the annual rate of $400,000 (a semi-monthly rate of $16,666.67) (the “Base Salary”) payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your Base Salary shall be subject to periodic review and adjustment at the discretion of the Board or the Board’s Compensation Committee (the “Compensation Committee”). Your base salary in effect at any given time shall be referred to herein as the “Base Salary.”

Annual Bonus: You will be eligible to receive an annual performance bonus (the “Bonus”). The Bonus shall be targeted at 40% of your Base Salary (the “Target Bonus”), and will be pro-rated for 2018 based on your Start Date. The actual Bonus is discretionary and will be subject to the assessment of your performance, as well as business conditions at the Company as determined by the Board or the Compensation Committee. To earn any part of the Bonus, except as otherwise provided below, you must be employed by the Company on the date that the Bonus is paid. In addition, the Bonus will be subject to the terms of any applicable bonus plan as may be adopted and amended from time to time.

Benefits: As a regular, full time employee you will be eligible to participate in or receive benefits under the Company’s employee benefits plans in effect from time to time, subject to the terms of such plans. These plans may be amended or terminated with or without prior notice. Currently, the employee programs include health, life, disability and dental insurance. Details of these benefits programs, including mandatory employee contributions, will be made available to you when you start. The Company currently has a Flexible Vacation/PTO Policy. Other provisions of the Company’s vacation and PTO policy are set forth in the policy itself.

Stock Options: Subject to final Board approval, as an inducement to your employment, upon or promptly following the Start Date, the Company shall grant you a non-qualified stock option (the “Option”) to purchase 225,000 shares of the Company’s common stock. The exercise price for the Option shall be equal to the fair market value of the Company’s common stock, which will be the closing price of the Company’s stock on your Start Date. The Option will be governed by a stock option agreement (the “Equity Document”). The Option will vest over four years at the rate of 25% after twelve months of your Start Date and the remaining shares shall vest in equal monthly installments for a period of 36 months thereafter, until four years after your Start Date, when the Option will be fully vested provided you remain employed by the Company on each such vesting date.

At-will Employment; Accrued Obligations. Your employment relationship with the Company is “at will,” meaning either you or the Company may terminate it at any time for any or no reason. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary through your last day of employment (the “Date of Termination”), (ii) any vested benefits you may have under any employee benefit or incentive plans of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans, and (iii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (collectively, the “Accrued Payments”). In addition, if your employment ceases due to your Death or Disability (as defined in the Severance Agreement), the Company will pay to you any otherwise earned but unpaid Bonus with respect to the year ending prior to the date of such cessation.

Severance: In the event the Date of Termination is as a result of a Terminating Event as defined in the Severance and Change in Control Agreement (the “Severance Agreement”) attached as Appendix 2, in addition to the Accrued Payments, you shall be entitled to severance pay and benefits subject to and in accordance with the Severance Agreement. The Severance Agreement is incorporated by reference herein.

Confidential Information and Restricted Activities: As a material condition of your employment, you agree to enter into the Company’s Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement. A copy of that Agreement is enclosed and the terms are incorporated by reference into this offer letter.

Taxes: All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

Interpretation and Enforcement: This Agreement, including the Severance Agreement and the Equity Document, constitutes the complete agreement between you and the Company, contains all the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Disputes or any claim related to any Disputes.

Assignment: Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other, provided however, that the Company may assign its rights and obligations under this Agreement (including the Severance Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

Miscellaneous: This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the CEO. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instruments.

Other Terms: By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. Specifically, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

Indemnification: Both during and following your employment, the Company will (a) indemnify and defend you for acts performed in your capacity as an employee or officer of the Company as specified in the Company’s by-laws, Certificate of Incorporation, and standard form of indemnification agreement to be entered into by you, and (b) provide you with directors’ and officers’ insurance at least equal to the coverage applicable to the then current officers and directors of the Company.

We are excited about you becoming Zafgen’s Chief Business Officer. If you have any questions about this offer, please do not hesitate to contact me. Otherwise, please confirm your acceptance of this offer of employment by signing below and returning an unmodified copy to me no later than May 25, 2018.

Please acknowledge, by signing below, that you have accepted this Agreement.

Very truly yours,

Zafgen, Inc.

By:	/s/ Jeffrey S. Hatfield
Name:	Jeff Hatfield
Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Brian McVeigh
Brian McVeigh
Dated: May 25, 2018